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                                                                    Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference of our report dated March 24, 1999 (except for Note 6, as to which the date is April 9, 1999), with respect to the financial statements of Guthy-Renker Internet, LLC for the 53 weeks ended January 3, 1999 and year ended December 31, 1997 included in the LookSmart, Ltd. Registration Statement (Form S-1 No. 333-80581), filed with the Securities and Exchange Commission in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1998 Stock Plan and 1999 Employee Stock Purchase Plan of LookSmart, Ltd.

                                                           /s/ Ernst & Young LLP

Riverside, CA
October 20, 1999